PURCHASE AND SALE AGREEMENT

between

ASCENT SOLAR TECHNOLOGIES, INC.
a Delaware corporation,
as Seller
and
__________________________, LLC, a Colorado limited liability company, as Purchaser
for

The 139,620-sf \ 9.9 ACRE property located at 12300 Grant Street, Thornton, CO 80241 and all Personal Property listed below in Exhibit D

Dated as of April 12, 2019

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into by and between ASCENT SOLAR TECHNOLOGIES, INC., a Delaware corporation (“Seller”), and __________________, LLC, a Colorado limited liability company, its successors and or permitted assigns (“Purchaser”) (collectively Seller and Purchaser sometimes referred to herein as the “Parties” or individually as a “Party”), and is dated April 12, 2019 (the “Effective Date”).
ARTICLE I

PURCHASE AND SALE
1.1        Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:
(a)        those certain tracts or parcels of land situated in the City and County of Thornton, Adams County, State of Colorado, legally described on Exhibit A attached hereto and made a part hereof, together with all the rights and appurtenances pertaining to such property (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”) and all ”Personal Property” listed below in Exhibit D;
(b)        all of Seller’s right, title and interest in and to the buildings, all structures, fixtures and other improvements on the Land, including specifically, without limitation, the facility thereon and any surface parking areas located thereon having street addresses of 12300 Grant Street, Thornton, Colorado 80241 (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);
1.2        Property Defined. The Land, the Improvements, the Personal Property, the Existing Lease are hereinafter sometimes referred to collectively as the “Property.”
1.3        Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of Thirteen Million and no/100 Dollars ($13,000,000.00) (the “Purchase Price”), which is subject to change based on funds that may be released from the Holdback Amount.
1.4        Payment of Purchase Price. The Purchase Price, as increased or decreased by pro-rations and adjustments as herein provided, shall be payable in cash at Closing. Purchaser's funds necessary to close shall be deposited with Land Title Guarantee Company, 3033 East 1st Avenue, Suite 600, Denver, CO 80206, Attn: Tom Blake, Commercial Title Officer, email tblake@ltgc.com, telephone 303-331-6237 (said company referred to herein as the “Title Company” and/or the “Escrow Agent”), one date prior to Closing. Escrow Agent shall retain $750,000.00 (the “Holdback Amount”) and disburse the Holdback Amount to Seller or Purchaser, as applicable, in accordance with Exhibit E attached hereto and incorporated herein by reference.
1.5        Earnest Money Deposit. Within five (5) business days of delivery by Seller of a fully-executed copy of this Agreement to the Title Company, Purchaser shall deposit with Escrow Agent the sum of One Hundred Twenty Five Thousand and No/100 Dollars ($125,000.00) (the “Deposit”). Escrow Agent shall, upon request of Purchaser, hold the Deposit in an interest-bearing account in a depository reasonably approved by Purchaser and Seller, in accordance with the terms and conditions of this Agreement. All interest on such sum shall be deemed income of Purchaser. All costs of such interest-bearing account shall be paid by Purchaser. Provided this Agreement is not terminated or deemed terminated under Section 3.3, as applicable, the Deposit, including any interest accrued thereon, shall become non-refundable to Purchaser, except in the event of Seller default hereunder or as otherwise expressly provided to the contrary in this Agreement. The Deposit and all interest accrued thereon shall be applied to the Purchase Price at Closing.
1.6        Delivery to Title Company. Upon mutual execution of this Agreement, the Parties shall deposit an executed copy of this Agreement with Title Company and this Agreement shall (along with such supplementary instructions not inconsistent herewith as either Party may deliver to Title Company) serve as escrow instructions to Title Company. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof.

1.7    Post-closing Occupancy Agreement. Purchaser shall accommodate up to one hundred twenty (120) days post-closing occupancy to allow Seller to transition out of the facility. During this post closing occupancy period, Purchaser shall pay for all operating costs including taxes, insurance, CAM, utilities, etc. to the extent those costs would not materially change with Seller’s co-occupancy. The terms governing the Seller’s post-closing occupancy are set forth in Exhibit E attached hereto and incorporated herein by reference.
1.8    Environmental. Purchaser shall have no obligation to purchase the Property unless Purchaser determines in Purchaser’s sole discretion that the Property complies with all applicable environmental laws, rules and regulations, which determination shall be made by Purchaser prior to the expiration of the Inspection Period.
ARTICLE II

TITLE AND SURVEY
2.1        Title Commitment. Within ten (10) days after the Effective Date of this Agreement, Seller shall cause Title Company to deliver to Purchaser an Owner’s Commitment for issuance of an ALTA Title Insurance Policy committing to removal of the standard pre-printed exceptions (subject to its receipt of a new survey to be obtained by Purchaser as set forth in and subject to Section 2.2 below, if necessary), issued by the Title Company in the amount of the Purchase Price, together with legible copies of all instruments referred to therein (collectively the “Title Commitment”), which Title Commitment shall set forth the status of the title of the Property. Seller and Purchaser shall provide the required title company seller and buyer affidavits and other documents in the form(s) reasonably and customarily required by Title Company.
2.2        Survey. Seller shall deliver to Purchaser existing surveys and plats of the Property in Seller’s possession or control as set forth in Section 3.1. (“Existing Survey”). Purchaser shall have the right, at Purchaser’s sole cost and expense, to procure and deliver to Title Company a new ALTA survey of the Property or, if acceptable to the Title Company in connection with issuance of an extended coverage Title Policy, an update of the Existing Survey in form and substance sufficient to remove the standard survey exception from the Title Policy, which new survey or update shall be certified to Purchaser, Title Company and any lender reasonably requested by Purchaser. The Existing Survey (as it may be updated) and any new survey obtained pursuant to this Section collectively referred to herein as the “Survey”.
2.3        Title and Survey Review. If Purchaser is not satisfied with the matters disclosed in the Title Commitment or Survey (including all documents underlying the status of title including, without limitation, any exceptions identified in the Title Commitment and the Survey), then Purchaser shall, if it desires, be entitled to give written notice (the “Defect Notice”) to Seller on or before the end of the thirtieth (30th) calendar day from the date the Title Company delivered the Title Commitment to Purchaser of any objectionable matters (the “Objections”). If Purchaser fails to timely deliver the Defect Notice, all exceptions (other than the standard printed exceptions committed to be deleted) disclosed in the Title Documents shall become “Permitted Matters.” If Purchaser delivers a Defect Notice within the time period provided, Seller may elect to: (i) cure or, if applicable and reasonably acceptable to Purchaser, cause the Title Company to insure against or endorse over such Objections at any time prior to Closing or (ii) take no action with regard thereto. Seller shall give Purchaser written notice of Seller’s election within five (5) days after Seller’s receipt of a Defect Notice from Purchaser. Seller’s failure to provide such a notice within five (5) days shall be deemed to be Seller’s notice that it will take no action with respect to any matters which are the subject of Purchaser’s Objections. If Purchaser is dissatisfied with Seller's cure or election not to cure, Purchaser may either (i) elect to waive such Objection and proceed to Closing, or (ii) terminate this Agreement by delivering written notice to Seller within five (5) days of receiving notice of Seller’s election (or of the end of Seller’s period in which to so elect if no election is made by Seller) in which event Purchaser shall receive the entirety of the Deposit then held by Title Company, including any interest accrued thereon, and the Agreement shall terminate and the Parties shall be relieved of any further liability or obligation hereunder except to the extent otherwise provided herein to survive termination. Purchaser’s failure to timely elect to waive such Objection(s) in writing shall be deemed Purchaser’s election to terminate. The Property shall be conveyed to Purchaser by Seller subject to the Permitted Matters. If Seller elects to cure any Objection, using commercially reasonable, good faith efforts, and is unable to effect such cure or otherwise fails to do so prior to the Closing Date, such failure shall not be a default under this Agreement, and Purchaser shall have the same remedies that are available for the failure of a condition not within Seller’s control.
Notwithstanding anything to the contrary in this Agreement or in a response by Seller to any Objections, Seller shall be obligated to remove or insure over or bond over (A) any Voluntary Title Exception (as hereinafter defined), or (B) Monetary Title Exceptions (as hereinafter defined) (other than non-delinquent real property taxes and special assessments for the year of Closing and thereafter) created by, under or through Seller (but excluding liens arising by, through or under T Purchaser). If Seller fails to remove or insure over or bond over any such Voluntary Title Exceptions or Monetary Title Exceptions, Purchaser shall have a right to have the Title Company pay such amounts from amounts due to be paid to Seller at Closing (each, a “Removal Deduction”). If Purchaser exercises its right to cause a Removal Deduction, Seller shall not be deemed to have waived any rights it may have against any third party in connection with such Removal Deduction, and Seller hereby expressly reserves any and all such rights. Purchaser acknowledges that Seller may pursue any third party for the payment of any amounts relating to a Removal Deduction, and is permitted to institute litigation in respect thereof without the prior written consent of Purchaser; provided, however, that Seller may not cause the Lease to be terminated due to a Removal Deduction. For purposes of this Agreement, “Monetary Title Exception” means title exceptions affecting the Premises which are not Permitted Matters and which can be removed by payment of a liquidated amount, and “Voluntary Title Exception” means (A) the lien of any mortgage, deed of trust or similar security instrument encumbering the Property and (B) any title exceptions affecting the Property that are created or permitted by Seller after the Effective Date through the execution by Seller of one or more instruments creating or granting such exceptions or arising from brokers, mechanics’ and materialmen’s liens.
2.4        Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Property as will enable the Title Company to issue to Purchaser a ALTA Owner’s Policy of Title Insurance covering the Property in the full amount of the Purchase Price (along with any endorsements requested in accordance herewith referred to as the “Title Policy”).
ARTICLE III

PROPERTY INSPECTION
3.1        Delivery of Documents. Seller, to the extent in the possession or control of Seller, shall deliver all material information Seller has regarding the Property as of the Effective Date to Purchaser within five (5) days of the Effective Date, including, but not limited to, the following (collectively, “Seller’s Deliveries”):
(a)All service contracts applicable to and currently serving the Property, if any;
(b)    Copies of all licenses and permits regarding the Property including, without limitation, certificate(s) of occupancy;
(c)    An itemized list of the Personal Property;
(d)    The Existing Survey;
(e)    Any environmental or property condition assessments, audits, evaluations or reports related to the Property; and
(f)    any documents, records, communications or other information requested by Purchaser that is reasonably necessary in conducting a due diligence review of the physical condition and entitlements of the Property, excluding attorney-client privileged materials and proprietary financial documents or information.
3.2        Right of Inspection. During the period beginning upon the Effective Date and ending at the end of the sixtieth (60th) calendar day from the Effective Date (the “Inspection Period”), Purchaser shall have the right to inspect and review all aspects of the Property including, without limitation, review of the Title Commitment and the Survey, physical inspection of the Property, including an inspection of the environmental condition thereof, review of existing site plan approvals and entitlements, if any, and to examine all documents and information related to ownership and operation of the Property. Purchaser and Purchaser’s consultants shall throughout the term of this Agreement have the right to conduct on-site inspections of the Property. Such inspection shall not unreasonably interfere with the use of the Property by Seller or the tenants thereof, nor shall Purchaser’s inspection damage the Property in any material respect. Any such inspections shall in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Notwithstanding anything to the contrary herein, Purchaser shall not conduct any environmental investigation of the Property other than a Phase I environmental site assessment without obtaining Seller’s prior written consent. Following each entry by Purchaser with respect to inspections and/or tests on the Property, Purchaser shall restore the Property substantially and materially to its original condition as existed prior to any such inspections. Seller shall reasonably cooperate with Purchaser in its due diligence investigation. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any claim for liabilities, costs, expenses, liens, damages, injuries, or death arising out of or resulting from the inspection of the Property by Purchaser or its agents (including, in each case, reasonable attorneys’ fees actually incurred); provided, however, nothing herein shall make Purchaser or any of Purchaser's consultants or agents liable for any violation of law, contamination or other matter discovered as a result of such Inspections or other matters or as a result of any obligation to report any such findings. Prior to entry onto the Property for any physical inspections, Purchaser or its consultants, as the case may be, shall provide to Seller evidence of a commercial general liability insurance policy in the amount of not less than $1,000,000.00 that names Seller as an additional insured. Purchaser shall provide reasonable advance written notice to Seller with respect to any entries by or on behalf of Purchaser onto the Property, and a representative of Seller shall have the right to accompany the inspecting party. All results of such inspections and tests shall be held by Purchaser and its agents and contractors (pursuant to agreements reasonably satisfactory to Seller) in confidence, and copies of such inspection and test results shall be promptly delivered to Seller by Purchaser upon Purchaser’s receipt.
3.3        Right of Objection and Termination. If Purchaser determines to proceed with the purchase of the Property, then Purchaser shall, before the end of the Inspection Period, notify Seller and Escrow Agent in writing that Purchaser has approved all of the matters described in Section 3.2 (the “Approval Notice”). If for any reason whatsoever Purchaser determines, in Purchaser’s sole subjective discretion, that the Property or any aspect thereof is unsuitable for Purchaser’s acquisition during the Inspection Period, as applicable, Purchaser shall, if it desires, be entitled to give written notice (the “Inspection Objection Notice”) to Seller on or before the last day of the Inspection Period of any objectionable matters (the “Inspection Objections”). If Purchaser delivers an Inspection Objection Notice within the time period provided, Seller may elect to: (i) cure such Inspection Objections at any time prior to Closing or (ii) take no action with regard thereto. Seller shall give Purchaser written notice of Seller’s election within five (5) days after Seller’s receipt of an Inspection Objection Notice from Purchaser. Seller’s failure to provide such a notice within five (5) days shall be deemed to be Seller’s notice that it will take no action with respect to any matters which are the subject of Purchaser’s Inspection Objections. If Purchaser is dissatisfied with Seller's cure or election not to cure, Purchaser may either (i) elect to waive such Inspection Objections and proceed to Closing, or (ii) terminate this Agreement by delivering written notice to Seller within five (5) days of receiving notice of Seller’s election (or of the end of Seller’s period in which to so elect if no election is made by Seller) in which event Purchaser shall receive the entirety of the Deposit then held by Title Company, including any interest accrued thereon, regardless of the Inspection Period having then expired, the Agreement shall terminate and the Parties shall be relieved of any further liability or obligation hereunder except to the extent otherwise provided herein to survive termination. Purchaser shall be deemed to have elected to terminate this Agreement if either (a) Purchaser fails to timely deliver either the Approval Notice or Inspection Objection Notice as set forth herein; or (b) having delivered the Inspection Objection Notice, Purchaser fails to timely elect to waive such Inspection Objection(s) in writing as set forth herein. If this Agreement is terminated (or deemed terminated) pursuant to the foregoing provisions of this Section, or if Seller fails to complete a proposed cure to Purchaser’s reasonable satisfaction, then neither Party shall have any further rights or obligations hereunder (except for any indemnity obligations in Section 3.2 and 8.1 hereof), the Deposit, and all interest thereon, shall be returned to Purchaser and each Party shall bear its own costs incurred hereunder.
ARTICLE IV

CLOSING
4.1        Time and Place. The Parties shall conduct an escrow closing (the “Closing”) on or before the date that is thirty (30) days after the expiration or waiver of the Study Period, or an earlier date only upon mutual agreement of the Parties (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, the Title Company shall, unless it is notified by both Seller and Purchaser to the contrary within three (3) business days after the Closing Date, return to the depositor thereof items other than the Deposit (return of which shall be as otherwise provided herein) which were deposited hereunder; any such return shall not, however, relieve either Party of any liability it may have for its wrongful failure to close. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 hereof and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. The Closing shall be consummated through an escrow administered by the Escrow Agent. The Purchase Price then payable and all documents shall be deposited with the Escrow Agent as escrowee pursuant to closing instructions from each Party that are not inconsistent with the terms of this Agreement, providing for, among other things, disbursement of the closing proceeds only after the Title Company has agreed to issue the Title Policy in accordance with Section 2.4.
Title Company is instructed to prepare a certification that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act, and Seller shall sign it on or before Closing.
4.2        Seller’s Obligations at Closing. At Closing, Seller shall deliver, or cause to be delivered, to the Title Company:
(a)        a duly executed special warranty deed (the “Deed”) in the form of Exhibit B attached hereto, conveying the Land and Improvements, subject only to the Permitted Matters;
(b)        two (2) duly executed counterparts of a bill of sale in the form of Exhibit C attached hereto;
(c)        in the event that any representation or warranty of Seller requires modification, deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized signatory thereof, identifying any representation or warranty which is not, or no longer is, materially true and correct and explaining the state of facts giving rise to the change. In the event any such change to a Seller representation or warranty results in a material adverse effect to Purchaser’s rights under this Agreement or otherwise would materially adversely impact the Property or Purchaser’s ownership thereof, Purchaser shall have the right to terminate this Agreement by delivery of written notice thereof to Seller and receive return of the Deposit. Subject to the following terms and conditions, in no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any such modification of a representation or warranty. If Purchaser waives such misrepresentations or breaches and consummates the Closing in accordance with the foregoing, Seller shall continue to be obligated to remove or insure over or bond over (i) any Voluntary Title Exception or (ii) Monetary Title Exceptions (other than non-delinquent real property taxes and special assessments for the year of Closing and thereafter) created by, under or through Seller, and if Seller fails to remove or insure over or bond over any such Voluntary Title Exceptions or Monetary Title Exceptions, Purchaser shall have a right to have the Title Company pay such amounts as a Removal Deduction at Closing), or (B) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, and to the extent that such misrepresentation or breach is as a result of Seller’s intentional acts or intentional failure to disclose information known by Seller as of the Effective Date, Purchaser shall have the right to seek recovery from Seller for any and all of Purchaser’s due diligence costs and, thereafter, neither party shall have any further rights or obligations hereunder except for the provisions which expressly survive the terms hereof;
(d)        such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(e)    such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement and as may be reasonably required by Title Company.
At the Closing, Seller shall deliver to Purchaser possession and occupancy of the Property subject only to the Post-closing Occupancy Agreement referenced in Section 1.8.
4.3        Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver to Title Company:
(a)        the full amount of the Purchase Price, as increased or decreased by the Holdback Amount, pro-rations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.4 hereof, it being agreed that at Closing the Deposit shall be applied towards payment of the Purchase Price;
(b)        two (2) duly executed counterparts of the instruments described in Sections 4.2(b) hereof;
(c)        such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and
(d)        such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement and as may be reasonably required by Title Company.
4.4        Title Company’s Obligations at Closing. At Closing, Title Company shall:
(a)        at such time as Title Company holds and is irrevocably obligated to deliver the Purchase Price to Seller, record the Deed in the Official Records of the City and County of Thornton, Adams County, Colorado.
(b)        deliver to Seller the Purchase Price, as increased or decreased by the Holdback Amount, pro-rations and adjustments as herein provided;
(c)        deliver to Seller and Purchaser fully executed counterparts of the instruments described in Section 4.2 hereof, as applicable; and
(d)        deliver to Seller and Purchaser signed settlement statements prepared by Title Company and which shall have been approved by Seller and Purchaser prior to Closing.
4.5        Credits and Prorations.
(a)        The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:
(i)        real property taxes and assessments levied against the Property. Seller shall pay or credit on the Purchase Price the entirety of any delinquent real estate taxes, including penalty and interest, all assessments, all unpaid real estate tax not yet due for years prior to Closing and a portion of such taxes for the year of Closing prorated through the Closing Date. Any such apportionment made with respect to a tax year for which the taxes have not yet been fixed shall be based on a 365-day year and on the most recent tax rate or mill levy, as applicable, and assessed Property valuation; provided that when tax bills with respect to such prorated taxes are received after Closing, to the extent the estimated proration amount differs from the actual amount owing by more than $5,000, such taxes will then be re-prorated on the basis of the actual taxes and cash settlement made between Seller and Purchaser and the Party owing the amount of the deficiency shall pay to the other Party such deficiency amount within thirty (30) days of delivery of written request therefor accompanied by the final tax statement evidencing the actual amount owing. The foregoing obligation shall survive Closing;
(ii)        payments under any continuing Approved Service Contracts affecting the Property, if any;
(iii)        gas, electricity and other utility charges to the extent not paid directly by tenants under the Existing Lease;
(iv)        rents payable under the Existing Lease shall be prorated based upon rental amounts accrued and owing to Seller as of the Closing Date, and Purchaser shall receive a credit at Closing in the aggregate amount of the lease deposits, prepaid rents and unearned non-refundable fees then held by Seller pursuant to the Existing Lease; and
(v)        any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.
4.6        Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction; (b) Title Company’s premium for the Standard Title Policy, but excluding the premium cost of any endorsements thereto required by Purchaser or Purchaser’s lender (except for any endorsements Seller agrees to obtain pursuant to Article II, which shall be at Seller’s sole cost and expense); (c) one-half (1/2) of any escrow fee and closing costs; and (d) any recording costs and other costs which may be charged by Title Company or Seller’s lender to release any Seller’s financing-related documents or otherwise necessary with respect to any cure elected to be pursued by Seller in connection with any Objection under Section 2.3 above, but exclusive of any such costs or fees related to Purchaser’s financing. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) one-half (1/2) of any escrow fees and closing costs charged by Title Company; (iii) the premium cost attributable to any additional endorsements expressly requested by Purchaser or Purchaser’s lender (except for any endorsements Seller agrees to obtain pursuant to Article II); (iv) all costs related to any financing obtained by Purchaser; (v) and any sales tax or use tax related to transfer of title to the Property; (vi) any real estate transfer, stamp or documentary taxes; and (vii) any recording and filing fees (including, without limitation, as to recordation of the Deed). All other costs and expenses incident to this transaction and the closing thereof shall be paid as customary in the location of the Closing or as may otherwise be specifically set forth in this Agreement.
4.7        Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
(a)        Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement.
(b)          All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser, but approved by Purchaser).
(c)        Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.
4.8        Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
(a)        Title Company shall have received the Purchase Price as adjusted pursuant to, and as payable to Seller in the manner provided for in, this Agreement.
(b)        Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof.
(c)        All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.
(d)        Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.
ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1        Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:
(a)        Organization and Authority. Seller is a limited liability company duly organized and validly existing under the laws of Delaware, and is authorized to do business in the State of Colorado. Seller has the full right, power and authority to enter into this Agreement and to transfer the Property to be conveyed by Seller pursuant hereto in accordance with the terms of this Agreement and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.
(b)        Consents; Binding Obligations. No third party approval or consent is required for Seller to enter into this Agreement or to consummate the transaction contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms. Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will be in violation of any judgment, order, permit, writ, injunction or decree of any court, commission, bureau or agency to which Seller or the Property is subject or by which Seller is bound, or constitute a breach or default under any agreement or other obligation to which Seller is a party or the Property is subject.
(c)         Pending Actions. To Seller’s knowledge, there is no litigation, action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding which has been filed or served, or is otherwise pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.
(d)        No Other Agreements and Options. Neither Seller or any of the Property is subject to any right of first refusal or option to purchase or granted to a third party, which could or would prevent Seller from completing, or impair Seller’s ability to complete the sale of the Property under this Agreement.
(e)    Deliveries. The copies of any documents included in Seller’s Deliveries are, to Seller’s knowledge, true and complete copies of the documents in Seller’s possession.
(f)         Condemnation. No condemnation proceedings relating to the Property are pending nor, to Seller's knowledge, are any condemnation proceedings relating to the Property threatened.
(g)        Environmental. Except as disclosed in any environmental or other reports or documents delivered to Purchaser prior to Closing, to the best of Seller’s knowledge, all Hazardous Substance has been used, generated, disposed of, or released on, under, or about the Property in a manner or quantity that conform with any environmental laws.
(h)        Violations. To the best of Seller’s knowledge, there exists no uncured violation of any federal, state or local law relating to the use or operation of the Property which would materially adversely affect the Property or the use thereof.
(i)         Foreign Person. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.
When used in this Agreement, the phrase “to Seller’s knowledge,” “to the best of Seller’s knowledge,” “known to Seller,” and phrases of similar import shall mean the actual, current, subjective knowledge of Kong Hian Lee aka Victor, President & CEO; Joseph H. Armstrong, CTO; and John Orlovsky, Facilities Manager, the employees of Seller most familiar with the condition of the Property, without duty of inquiry. Notwithstanding the preceding, no breach of any knowledge-based representation or warranty shall create any liability for such individuals, but only for the Seller.
5.2        Covenants of Seller. Seller hereby covenants with Purchaser that from the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall: (i) operate and maintain the Property in substantially the same manner in which Seller has operated and maintained the Property prior to the Effective Date pursuant to Seller’s normal course of business; and (ii) not enter into any service contracts or other agreements relating to services to be rendered to the Property which cannot be terminated upon not more than thirty (30) days prior written notice and in any event prior to Closing.
5.3        Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:
(a)        Organization and Authority. Purchaser is a limited liability corporation duly formed and validly existing under the laws of British Columbia. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.
(b)        Pending Actions. Purchaser has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.
5.4        Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.3 hereof as updated by a modifying certificate of Purchaser prior to Closing (if applicable) shall survive Closing for a period of six (6) months, after which no claim for breach shall be made. No claim for a breach of any representation or warranty of Purchaser shall be actionable or payable unless the valid claims for all such breaches collectively aggregate more than Five Thousand and No/100 Dollars ($5,000), in which event the full amount of such claims shall be actionable.
ARTICLE VI

DEFAULT
6.1        Default by Purchaser. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER’S SOLE REMEDY SHALL BE THE RIGHT TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT AND SELLER HEREBY EXPRESSLY WAIVES ITS RIGHT TO ANY ADDITIONAL DAMAGES OTHER THAN AS SET FORTH IN SECTION 6.3 BELOW.
6.2        Default by Seller. IN THE EVENT THAT SELLER DEFAULTS OR FAILS TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, PURCHASER SHALL BE ENTITLED AS ITS SOLE AND EXCLUSIVE REMEDIES EITHER (A) TO RECEIVE THE RETURN OF THE DEPOSIT, WHICH RETURN SHALL OPERATE TO TERMINATE THIS AGREEMENT, OR (B) TO ENFORCE SPECIFIC PERFORMANCE OF SELLER’S OBLIGATION TO EXECUTE THE DOCUMENTS REQUIRED TO CONVEY THE PROPERTY TO PURCHASER. PURCHASER SHALL BE DEEMED TO HAVE ELECTED TO TERMINATE THIS AGREEMENT AND RECEIVE RETURN OF THE DEPOSIT IF PURCHASER FAILS TO FILE SUIT FOR SPECIFIC PERFORMANCE AGAINST SELLER IN A COURT HAVING JURISDICTION IN THE COUNTY AND STATE IN WHICH THE PROPERTY IS LOCATED, ON OR BEFORE NINETY (90) DAYS FOLLOWING THE DATE UPON WHICH CLOSING WAS TO HAVE OCCURRED. IN EITHER EVENT PURCHASER SHALL RETAIN THE RIGHT TO PURSUIT OF, AND SELLER SHALL BE LIABLE FOR REIMBURSEMENT OF, ALL OF PURCHASER’S COSTS AND EXPENSES INCURRED IN PURSUIT OF THE PURCHASE CONTEMPLATED HEREIN (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE LEGAL FEES IN PREPARATION, NEGOTIATION AND REVIEW OF DOCUMENTS, REPORTS AND INSPECTION ITEMS, AND ALL THIRD PARTY COSTS INCURRED IN CONNECTION WITH INSPECTION OF THE PROPERTY).
6.3    Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either Party against the other Party due to the other Party’s obligation to indemnify such Party in accordance with this Agreement. Notwithstanding any other provision of this Agreement, except as otherwise set forth below, neither Party shall be entitled to any special, punitive, speculative, or indirect damages. IF PURCHASER IS UNABLE TO OBTAIN SPECIFIC PERFORMANCE PURSUANT TO SECTION 6.2 ABOVE SOLELY BECAUSE SELLER HAS INTENTIONALLY CONVEYED ALL OR A PORTION OF THE PROPERTY (“INTENTIONAL CONVEYANCE”) DURING THE TERM OF THIS AGREEMENT, PURCHASER SHALL HAVE A RIGHT TO SEEK RECOVERY FROM SELLER OF PURCHASER’S DAMAGES, WITHOUT LIMITATION, SOLELY AS A RESULT OF THE INTENTIONAL CONVEYANCE, provided that the action shall be commenced, and service of process made not later than thirty (30) days after the scheduled Closing Date.
ARTICLE VII

RISK OF LOSS
7.1        Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use best reasonable commercial efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy.
7.2        Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other Party, in which event the Deposit shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use best reasonable commercial efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy.
7.3        Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2 hereof, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an unaffiliated architect selected by Seller and reasonably approved by Purchaser, equal to or greater than twenty percent (20%) of the Purchase Price, or (ii) any loss due to a condemnation which, in the opinion of an unaffiliated architect selected by Seller and reasonably approved by Purchaser, permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.
ARTICLE VIII

COMMISSIONS
8.1        Agency Disclosure. Seller represents that its sole broker is Chad Kollar of CRESA and Purchaser represents that it is represented by Joe Pierce of ERES (collectively “Broker”) in this transaction. All commissions owing to the Broker will be paid by Seller pursuant to a separate written agreement between Seller and the Broker. Purchaser and Seller represent that other than the Brokers, neither Party has dealt with any other real estate broker, sales person nor finder in connection with purchase of the Property contemplated hereunder and no such other person is entitled to any commission, finder’s fee, broker’s fee or similar compensation in connection herewith. Each Party agrees that if any person or entity, other than the Broker, makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of that Party or its representatives, that Party will protect, indemnify, defend and hold the other Party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorney’s fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.
ARTICLE IX

PROPERTY CONDITION AND ASSUMPTION OF RISK
9.1    Property Condition; Assumption of Risk. If this Agreement is not terminated pursuant to Section 3.3 hereof, except as to the representations, warranties and/or covenants of Seller contained in this Agreement or in the deed or other conveyance documents to be delivered to Purchaser at Closing (the “Conveyance Documents”), and subject to Section 2.5 hereof, at Closing Purchaser shall be deemed to have acknowledged that Seller has provided Purchaser sufficient opportunity to make such independent factual, physical and legal examinations and inquiries as Purchaser deems necessary and desirable with respect to the Property and the transaction contemplated by this Agreement and that Purchaser has approved the Property in all respects. Purchaser agrees that, except as for the representations, warranties and/or covenants of Seller contained in Section 5.1 of this Agreement or in the Conveyance Documents: (i) Purchaser is expressly purchasing the Property in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to all facts, circumstances, conditions and defects; (ii) Seller has specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Property and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (iii) Purchaser will, as of Closing, have undertaken all such inspections and investigations of the Property as Purchaser deems necessary or appropriate under the circumstances as to the condition of the Property and the suitability of the Property for Purchaser's intended use, and is and will be relying upon the advice and counsel of its own consultants, agents, legal counsel and officers; (iv) Seller is not making and has not made any warranty or representation with respect to any materials or other data provided by Seller to Purchaser which has been prepared by a party other than Seller, or the education, skills, competence or diligence of the preparers thereof as an inducement to Purchaser to enter into this Agreement and thereafter to purchase the Property or for any other purpose; provided, however, notwithstanding anything herein to the contrary, Seller represents and warrants that Seller has no knowledge of any material misrepresentations or omissions in any documents, studies, reports or other findings delivered to Purchaser by Seller pursuant to this Agreement with specific reference to Section 3.1 above; and (v) by reason of all the foregoing, except as for the representations, warranties and/or covenants of Seller contained in this Agreement or in the deed or other Conveyance Documents, Purchaser shall upon Closing assume the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Property.
ARTICLE X

MISCELLANEOUS
10.1        Assignment. Except as set forth in the following sentence, neither Party may assign its respective rights or obligations under this Agreement without the express written consent of the other Party. Notwithstanding the foregoing, Purchaser may without the necessity of Seller’s consent assign this Agreement to an entity in which Purchaser (and/or its managers or members) maintains managerial control so long as Purchaser provides written notice thereof to Seller not less than five (5) days prior to Closing. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the Parties, and the assigning Party shall not be released from any obligation under this Agreement.
10.2        Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, (d) legible facsimile transmission, or (e) electronic mail transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that a successful delivery confirmation thereof is obtained by the transmitting Party, or in the case of electronic mail transmission upon receipt by sender of a “delivery receipt” or “read receipt” or similar evidence therefor reasonably indicating successful delivery thereof. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Ascent Solar Technologies, Inc.
12300 Grant Street
Thornton, Colorado 80241
Attention: Victor Lee
Telephone: (720) 872-5233
Email: victor.lee@ascentsolar.com

w/ a copy to:

If to Purchaser:	[Purchaser]

w/ a copy to:

10.3        Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the Parties against whom enforcement of any waiver, change, modification or discharge is sought.
10.4        Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. Unless otherwise expressly stated to the contrary herein, the final day of any such period shall be deemed to end at the end of the day (i.e., midnight immediately following such day), Mountain Time. Unless expressly stated to be a business day, the term “day” in this Agreement shall mean a calendar day. The term “business day” as used in this Agreement shall mean all days other than Saturday, Sunday or legal holidays under the laws of the State in which the Property is located.
10.5        Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the Parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the Parties pertaining to such subject matter. Without limiting the generality of the preceding, no person acting on behalf of Seller is authorized to make, and by execution of this Agreement, Purchaser acknowledges, that no person has made any representation, agreement, statement, warranty, guarantee, or promise regarding the Property or the transaction contemplated by this Agreement or the zoning, construction, physical condition, or other status of the Property except as expressly set forth in this Agreement and/or the Deed.
10.6        Further Assurances. Each Party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other Party to consummate more effectively the purposes or subject matter of this Agreement. The provisions of this Section 10.6 shall survive Closing.
10.7        Counterparts; Electronic/Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. In order to expedite the transaction contemplated herein, facsimile or other electronically delivered signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the facsimile or other electronically delivered document and are aware that the other Party will rely on the facsimile or other electronically delivered signatures.
10.8        Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
10.9        Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF COLORADO AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF COLORADO. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN COLORADO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN COLORADO. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.9 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.
10.10        Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the Parties with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any Party may file an original counterpart or a copy of this section with any court as written evidence of the consent of the other Party or Parties to waiver of its or their right to trial by jury.
10.11        No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company or any broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing. The provisions of this Section 10.11 shall survive the closing of the transaction contemplated by this Agreement.
10.12        Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A Legal Description of the Land

(b)	Exhibit B Form of Special Warranty Deed

(c)	Exhibit C Form of Bill of Sale

(d)	Exhibit D List of Personal Property

(e)	Exhibit E Terms of Post-Closing Occupancy
10.13    Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
10.14        Construction. The Parties acknowledge that the Parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.15        Title Company’s Agreement. Title Company, as title agent, is executing this Agreement to confirm its agreement to serve as title agent and escrow agent hereunder in accordance with the terms set forth in this Agreement.
[Signatures on following page]

IN WITNESS WHEREOF, each Party hereto has duly executed this Agreement as of the date set forth underneath its signature below.

SELLER: ASCENT SOLAR TECHNOLOGIES, INC., a Delaware corporation By: /s/ Victor Lee Name: Kong Hian Lee aka Victor Lee Title: Chief Executive Officer Date: April 12, 2019	PURCHASER: ______________________________, LLC, a Colorado limited liability company By: /s/ Steve White Name: Steve White Title: Chief Executive Officer Date: April 12, 2019

RECEIPT AND ACKNOWLEDGEMENT
TITLE COMPANY:

By:

Name:

Title:

Exhibit A
LEGAL DESCRIPTION OF THE LAND

Lot 4 Block 7 Washington Square Amended, County of Adams, State of Colorado

Commonly known as 12300 Grant Street, Thornton, Colorado 80241
Assessor Schedule Numbers: R0024450 Zoned Industrial

Exhibit B

FORM OF

SPECIAL WARRANTY DEED

WHEN RECORDED, RETURN TO:

SPECIAL WARRANTY DEED

Ascent Solar Technologies, Inc., a Delaware limited liability company (“Grantor”), whose street address is 12300 Grant Street, Thornton, CO 80241, for the consideration of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid, hereby sells and conveys to ________________, LLC, a Colorado limited liability company (“Grantee”), whose address is ___________________________________, the real property commonly known as 12300 Grant Street, Thornton, Colorado 80241, and legally described as follows:

[Note to draft: to be inserted or attached as an exhibit, pending confirmation of property description]

TOGETHER WITH all and singular the hereditaments and appurtenances thereto belonging, or in any way appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim and demand whatsoever of Grantor, either in law or equity, of, in and to the above bargained premises, with its hereditaments, easements, rights of way and appurtenances (the “Property”). In addition, Grantor quit claims and conveys to Grantee all of Grantor’s interest, if any, in and to any and all minerals, water, ditches, wells, reservoirs and drains and all water, ditch, well, reservoir and drainage rights which are appurtenant to, located on, now or hereafter acquired under or above or used in connection with said Property.

EXCEPT FOR AND SUBJECT TO: (a) real property taxes and assessments for the year of closing and subsequent years; and (b) the Permitted Exceptions shown on Schedule A attached hereto and incorporated herein by reference.

TO HAVE AND TO HOLD the Property, with the appurtenances, unto the Grantee, its successors and assigns forever. Grantor, for itself, its successors and assigns, does covenant and agree that it shall and will warrant and forever defend the Property in the quiet and peaceable possession of the Grantee, its successors and assigns, against all and every person or persons claiming the whole or any part thereof by, through, or under Grantor.

EXECUTED this          day of             , 2019.

GRANTOR:

ASCENT SOLAR TECHNOLOGIES, INC.,
a Delaware corporation

By:

By: [EXHIBIT ONLY – DO NOT SIGN]
Name: Kong Hian Lee aka Victor Lee
Title: Chief Executive Officer

STATE OF                         )
) ss.
COUNTY OF                         )

Acknowledged before me this          day of         , 2019 by Kong Hian Lee as Chief Executive Officer of Ascent Solar Technologies, Inc., a Delaware limited liability company.

WITNESS my hand and official seal.

My commission expires                     .

Notary Public

SCHEDULE A
TO SPECIAL WARRANTY DEED
Permitted Exceptions

[to be inserted in accordance with Section 2.3 of the Agreement]
Exhibit C

Form of
BILL OF SALE
For good and valuable consideration, the receipt of which is hereby acknowledged, ASCENT SOLAR TECHNOLOGIES, INC., a Delaware corporation (“Seller”), does hereby sell, transfer and convey to _______________________________, LLC, a Colorado limited liability company (“Purchaser”), all of Seller’s right, title and interest in and to all of Seller’s right, title and interest in and to the Personal Property (as defined in that certain Purchase and Sale Agreement dated March ___, 2019 between Seller and Purchaser's predecessor in interest). Seller represents and warrants to Purchaser that the Personal Property is being conveyed free and clear of any and all liens or encumbrances.
Purchaser acknowledges that, except as expressly set forth above, or otherwise expressly provided in writing by Seller, the sale of the Personal Property is specifically made “AS IS” and “where-is,” without any representations or warranties express or implied, including, without limitation, implied warranties of fitness for any particular purpose or merchantability or any other warranties whatsoever.

This Bill of Sale may be executed by original, facsimile or electronic signature in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of this          day of ____________________, 2019.

SELLER: ASCENT SOLAR TECHNOLOGIES, INC., a Delaware corporation By: By: [EXHIBIT ONLY – DO NOT SIGN] Name: Kong Hian Lee Title: Chief Executive Officer	PURCHASER: ________________________________, LLC, a Colorado limited liability company By:[EXHIBIT ONLY – DO NOT SIGN] Name: Title:

Exhibit D

List of Personal Property

•    All hoods throughout facility
•    All conveyors (other than the one in the back that appeared to install switching)
•    2 backup generators on the north side of the building
•    Wireless/network routing/switching infrastructure
•    All H2O and HCL fluid tanks (including RO system)
•    2 of the 3 chillers
•    CEI cutting machine
•    Multi-Cam cutting machine
•    Sullar compressed air system
•    ½ ton crane
•    All labs kept intact
•    Minimum of 15 work tables throughout
•    Office furniture and cubes
•    All Autoclave machine units are not needed by the Purchaser. Purchaser is willing to discuss keeping them on-site as an accommodation to Seller, if needed, for a period of time as long as they are not interfering with the logistics of their operation. Additionally, Seller is to be responsible for any movement of this equipment internally or off-site when requested by Purchaser.

Exhibit E

Terms of Post-Closing Occupancy

Seller’s Continued Use of Property. Notwithstanding anything in this Agreement to the contrary, for a period of one hundred twenty (120) days following the Closing Date (the “Transition Period”), Purchaser agrees to allow Seller to continue to occupy and use certain portions of the Property for the sole purpose of winding down Seller’s business operations at the Property until the expiration of the Transition Period in accordance with the floorplan and timetable attached to this Exhibit E. The portions of the Property referred to in the preceding sentence which will continue to be used by Seller after the Closing are collectively referred to hereinafter as the “Transition Space.” Purchaser and Seller acknowledge and agree that as of the Closing, Seller will not occupy or use any portion of the Property other than the Transition Space and Purchaser will have exclusive use of all parts of the Property except the Transition Space as of the Closing Date. Purchaser shall pay for all operating costs including taxes, insurance, CAM, utilities, etc. to the extent those costs would not materially change with Seller’s co-occupancy of the Property. For so long as Seller occupies and uses any portion of the Transition Space, Seller agrees to conduct, and to cause its employees, agents and representatives to conduct, Seller’s business operations in the Transition Space: (i) in a safe and professional manner, (ii) so as not to unreasonably interfere with Purchaser’s business operations, (iii) so as not to create any dangerous or hazardous condition on the Property, and (iv) in compliance with all applicable laws. Seller agrees to repair any damage Seller or its employees, agents or representatives may cause to the Property; provided, however, that Seller will not be responsible for any damage resulting from, arising from or occasioned by the gross negligence or willful act of Purchaser. In furtherance and not in limitation of the foregoing, beginning on the Closing Date and until the expiration of the Transition Period: (i) Seller will comply with all laws, statutes, rules, regulations and ordinances that are applicable to the Property, and the use, occupation, ownership and conveyance thereof, including, without limitation, environmental laws; (ii) Seller will not commit waste on the Transition Space; (iii) Seller will maintain the Transition Space, including all improvements thereon, in its current condition and repair, ordinary wear and tear excepted; (iv) Seller will promptly notify Purchaser of any condemnation, environmental, zoning or other land-use regulation proceedings, notices of violations of laws relating to the Transition Space, or litigation relating to the Transition Space of which Seller obtains knowledge; (v) Seller will maintain, at Seller’s expense, all policies of insurance currently in effect with respect to the Transition Space; and (vi) Seller will conduct its business operations on the Transition Space in the ordinary and customary course. Seller will defend, indemnify and hold Purchaser harmless from any and all damages, costs, losses and expenses directly resulting from Seller’s occupancy and/or use of the Transition Space. This section will survive the Closing or termination of this Agreement. For greater clarity, from the Closing Date until the expiration of the Transition Period, no provision in this Section shall prevent Purchaser from commencing construction on the Transition Space in connection with Purchaser’s business operations to be conducted on the Property and Seller will use commercially reasonable efforts to cooperate with Purchaser to facilitate such construction; provided, that Purchaser will allow Seller reasonable access to all areas within the Transition Space (including areas that Purchaser occupies) to the extent reasonably necessary for the sole purpose of conducting Seller’s winding down of Seller’s business operations at the Property.

Expiration of Transition Period; Holdback Amount. Upon the expiration of the Transition Period, Seller shall remove all of its fixtures and other personal property from the Transition Space and shall no longer occupy or use the Transition Space. If Seller complies with the preceding sentence, Purchaser and Seller shall provide Escrow Agent with joint written instructions to disburse the entire Holdback Amount to Seller in accordance with such instructions. If Seller fails to comply with the first sentence of this Section, then (i) upon Escrow Agent’s receipt of written instructions from Purchaser, Escrow Agent shall disburse $100,000 from the Holdback Amount to Purchaser in accordance with such instructions; and (ii) Escrow Agent shall continue to disburse $100,000 from the Holdback Amount every week (and Purchaser shall provide written instructions to Escrow Agent for each such disbursement) until the first to occur of (A) Seller achieving compliance with the first sentence of this Section, and (B) the depletion of the Holdback Amount. If Seller achieves compliance with the first sentence of this Section prior to the depletion of the Holdback Amount, then Purchaser and Seller shall provide Escrow Agent with joint written instructions to disburse the remaining portion of the Holdback Amount to Seller in accordance with such instructions. If Seller fails to comply with the first sentence of this Section at the time the entire Holdback Amount has been depleted, then Seller shall commence to pay rent to Purchaser for its occupancy and use of the Transition Space at a monthly rate to be determined by Purchaser, in its sole and exclusive discretion, which amount Seller agrees may not be fair market value.